Page 1 of 13 Pages

                                   UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   SCHEDULE 13G

                     Under the Securities exchange Act of 1934

                             (AMENDMENT NO.6)*

                               AT&T WIRELESS SVCS INC
             -----------------------------------------------------
                                (NAME OF ISSUER)

                           COM (formerly Wireless Group)
             -----------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                            00209A106 (formerly 001957406)
             -----------------------------------------------------
                               (CUSIP NUMBER)

                                  July 31, 2001
             -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      X  Rule 13d-1(b)
         Rule 13d-1(c)
         Rule 13d-1(d)

    * The remainder of this cover page shall be filled out for a reporting person`s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ('Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (CONTINUED ON FOLLOWING PAGE(S))

     CUSIP NO. 00209A106          13G                        Page 2 of 13 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Assurances I.A.R.D. Mutuelle

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [X]
                                                                (B) [ ]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  84,467,925
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                76,860,784
   July 31, 2001
       BY EACH          7.  SOLE DISPOSITIVE POWER             228,812,279
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           169,592

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                          228,981,871
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           9.1%

 12. TYPE OF REPORTING PERSON *
       IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00209A106          13G                             Page 3 of 13 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Assurances Vie Mutuelle

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [X]
                                                                (B) [ ]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  84,467,925
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                76,860,784
   July 31, 2001
       BY EACH          7.  SOLE DISPOSITIVE POWER             228,812,279
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           169,592

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                          228,981,871
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           9.1%

 12. TYPE OF REPORTING PERSON *
       IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

     CUSIP NO. 00209A106          13G                        Page 4 of 13 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Conseil Vie Assurance Mutuelle

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [X]
                                                                (B) [ ]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  84,467,925
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                76,860,784
   July 31, 2001
       BY EACH          7.  SOLE DISPOSITIVE POWER             228,812,279
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           169,592

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                          228,981,871
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           9.1%

 12. TYPE OF REPORTING PERSON *
       IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

     CUSIP NO. 00209A106          13G                        Page 5 of 13 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Courtage Assurance Mutuelle

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [X]
                                                                (B) [ ]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  84,467,925
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                76,860,784
   July 31, 2001
       BY EACH          7.  SOLE DISPOSITIVE POWER             228,812,279
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           169,592

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                          228,981,871
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           9.1%

 12. TYPE OF REPORTING PERSON *
       IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

     CUSIP NO. 00209A106          13G                        Page 6 of 13 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [ ]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  84,467,925
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                76,860,784
   July 31, 2001
       BY EACH          7.  SOLE DISPOSITIVE POWER             228,812,279
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           169,592

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                          228,981,871
     (Not to be construed as an admission of beneficial ownership)

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           9.1%

 12. TYPE OF REPORTING PERSON *
       IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00209A106          13G                             Page 7 of 13 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Financial, Inc.   13-3623351

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [ ]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Delaware


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  79,317,672
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                76,860,784
   July 31, 2001
       BY EACH          7.  SOLE DISPOSITIVE POWER             223,713,415
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           73,058

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                          223,786,473
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           8.8%

 12. TYPE OF REPORTING PERSON *
       HC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                           Page 8 of 13 Pages
Item 1(a) Name of Issuer:
          AT&T WIRELESS SVCS INC

Item 1(b) Address of Issuer's Principal Executive Offices:
          7277 164th Ave. NE
          Redmond, WA 98052

Item 2(a) and (b)
          Name of Person Filing and Address of Principal Business Office:

          AXA Conseil Vie Assurance Mutuelle,
          AXA Assurances I.A.R.D Mutuelle, and
          AXA Assurances Vie Mutuelle,
          370, rue Saint Honore
          75001 Paris, France

          AXA Courtage Assurance Mutuelle
          26, rue Louis le Grand
          75002 Paris, France

          as a group (collectively, the 'Mutuelles AXA').

          AXA
          25, avenue Matignon
          75008 Paris, France

          AXA Financial, Inc.
          1290 Avenue of the Americas
          New York, New York 10104

          (Please contact Patrick Meehan at (212) 314-5644 with any questions.)

                                                           Page 9 of 13 Pages
Item 2(c) Citizenship:
          Mutuelles AXA and AXA - France
          AXA Financial, Inc. - Delaware

Item 2(d) Title of Class of Securities:
          COM

Item 2(e) CUSIP Number:
          00209A106

Item 3.   Type of Reporting Person:
          AXA Financial, Inc. as a parent holding company, in accordance with 240.13d-1(b)(ii)(G).

          The Mutuelles AXA, as a group, acting as a parent holding company.

          AXA as a parent holding company.

                                                           Page 10 of 13 Pages

Item 4. Ownership as of July 31, 2001:
       (a) Amount Beneficially Owned:

 228,981,871 shares of common stock beneficially owned including:
                                                        No. of Shares
                                                    ---------------------
The Mutuelles AXA, as a group                                           0
AXA                                                                37,756
AXA Entity or Entities:
  AXA Investment Managers Paris (France)                        1,701,440
  AXA Investment Managers UK Ltd                                2,738,146
  AXA Investment Managers Deutschland GmbH                        402,266
  AXA Investment Managers Den Haag B.V.                           219,256
  AXA Rosenberg Investment Management LLC                          96,534
    Common Stock acquired solely for investment purposes.

AXA Financial, Inc.                                                     0

Subsidiaries:

Alliance Capital Management L.P.
acquired solely for investment purposes on
behalf of client discretionary investment
advisory accounts:
    Common Stock                                 220,626,887  220,626,887
                                                 -----------
The Equitable Life Assurance Society of the United States
acquired solely for investment purposes.
    Common Stock                                   3,159,586    3,159,586
                                                 -----------  -----------
    Total                                                     228,981,871
                                                              ===========
Each of the Mutuelles AXA, as a group, and AXA expressly declares that the filing of this Schedule 13G shall not be construed as an admission that it is, for purposes of Section 13(d) of the Exchange Act, the beneficial owner of any securities covered by this Schedule 13G.

Each of the above subsidiaries of AXA Financial, Inc. operates under independent management and makes independent decisions.

       (b) Percent of Class:                                   9.1%
                                                              ===========

                                                           Page 11 of 13 Pages

ITEM 4. Ownership as of 07/31/2001(CONT.)
       (c) Deemed Voting Power and Disposition Power:
                         (i)          (ii)          (iii)        (iv)
                        Deemed        Deemed        Deemed       Deemed
                        to have       to have       to have      to have
                        Sole Power    Shared Power  Sole Power   Shared Power
                        to Vote       to Vote       to Dispose   to Dispose
                        or to         or to         or to        or to
                        Direct        Direct        Direct the   Direct the
                        the Vote      the Vote      Disposition  Disposition
                        ----------    ------------  -----------  ------------
The Mutuelles AXA,
    as a group                   0             0             0             0
AXA                         37,756             0        37,756             0
AXA Entity or Entities:
  AXA Investment Managers
    Paris (France)       1,701,440             0     1,701,440             0
  AXA Investment Managers
    UK Ltd               2,738,146             0     2,738,146             0
  AXA Investment Managers
    Deutschland GmbH       402,266             0       402,266             0
  AXA Investment Managers
    Den Haag B.V.          219,256             0       219,256             0
  AXA Rosenberg Investment
    Management LLC          51,389             0             0        96,534

AXA Financial, Inc.              0             0             0             0

Subsidiaries:
------------
Alliance Capital
Management L.P.         78,859,572    76,860,784   220,553,829        73,058

The Equitable
Life Assurance
Society of the
United States              458,100             0     3,159,586             0
                       -----------  ------------  ------------  ------------
               TOTAL    84,467,925    76,860,784   228,812,279       169,592
                      ============  ============  ============  ============

Each of the above subsidiaries of AXA Financial, Inc. operates under independent management and makes independent voting and investment decisions.

                                                           Page 12 of 13 Pages
Item 5. Ownership of Five Percent or Less of a Class:
    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.
                                                            ( )

Item 6. Ownership of More than Five Percent on behalf of Another Person.  N/A

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reporting on by the Parent Holding Company:

        This Schedule 13G is being filed by AXA Financial, Inc.; AXA, which beneficially owns a majority interest in AXA Financial, Inc.; and the Mutuelles AXA, which as a group control AXA:

   (X) in the Mutuelles AXAs' capacity, as a group, acting as a parent holding company with respect to the holdings of the following AXA entity or entities;

   (X) in AXA's capacity as a parent holding company with respect to the holdings of the following AXA entity or entities:
          AXA Investment Managers Paris (France)
          AXA Investment Managers UK Ltd
          AXA Investment Managers Deutschland GmbH
          AXA Investment Managers Den Haag B.V.
          AXA Rosenberg Investment Management LLC

   (X) in AXA Financial, Inc.'s capacity as a parent holding company with respect to the holdings of its following subsidiaries:

    (X)  Alliance Capital Management L.P.
         (13-3434400), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

    (X) The Equitable Life Assurance Society of the United States (13-5570651), an insurance company and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

                                                         Page 13 of 13 Pages

Item 8. Identification and Classification of Members of the Group.      N/A

Item 9.  Notice of Dissolution of Group:                                N/A

Item 10. Certification:

         By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



         Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

    Date: August 10, 2001                      AXA FINANCIAL, INC.*

                                        /s/ Alvin H. Fenichel

                                           Alvin H. Fenichel
                                         Senior Vice President
                                            and Controller

    *Pursuant to the Joint Filing Agreement with respect to Schedule 13G attached hereto as Exhibit I, among AXA Financial, Inc., AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA, this statement
     Schedule 13G is filed on behalf of each of them.